77C: Submission of matters to a vote of security holders

a. At the annual shareholders meeting held on April 14, 2004, Proposal 1: the liquidation of the Fund, failed; and Proposal 2: Election of Directors, Messrs. Cannon and Popejoy were re-elected.

The final tabulation is as follows:

Proposal 1:  To Liquidate the Fund

                     # of Shares Voted
Shares For	 	  389,558
Shares Against	        3,868,605
Shares Abstain	          188,860
Broker Non-votes	6,195,965


Proposal 2:  Election of Directors

                     # of Shares Voted     % of Shares Voted
E. Philip Cannon
Shares For		10,547,573		99.10%
Shares Withheld	            95,416		 0.90&
Shares Voted		10,642,989	       100.00%

William J. Popejoy
Shares For		10,547,814	      	99.11%
Shares Withheld	       	    95,175               0.89%
Shares Voted		10,642,989             100.00%


b. Directors now in office: Brent R. Harris, R. Wesleys Burns,
Vern O. Curtis, J. Michael Hagan.  E. Philip Canon and William J.
Popejoy continued in office as Directors.